                                      EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the AAgreement@)is made and entered into by and between Chromalloy Gas Turbine Corporation (ACGTC@), whose principal offices are located at 4430 Director Drive, San Antonio, Texas, and Kenneth Binder (AEmployee@).

WI T N E S S T H

WHEREAS, CGTC and Employee desire to set forth the terms and conditions of Employee=s employment with CGTC as an executive, and to assure for a continuing employment relationship; and

WHEREAS, CGTC is in the business of jet engine and gas turbine and component repairs and serves airlines and air carriers and gas turbine manufacturers throughout the world and the Employee, as an executive, has had and will continue to have access to and gain knowledge of highly sensitive and confidential information of CGTC and its business; and

WHEREAS, the parties acknowledge that the success of CGTC depends to a substantial extent upon the manner in which its business operates and obtains its business contracts and that CGTC will obtain trade secrets and other confidential information in the course of its business; therefore in order to protect its business interests, it is the intent of the parties to restrict the Employee=s ability to use any such trade secrets or confidential information to compete, and in consideration for the benefits provided in this Agreement, the Employee has agreed to the restrictions contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

General

1.1       Term.The term of this Agreement is three (3) years commencing July 1, 1999, 1999 (APrimary Term@).  This Agreement shall automatically renew for an additional 12 month period at the conclusion of each 12 month period, subject to the termination provisions set forth herein, unless either party gives at least 90 days written notice of its intention not to renew this Agreement prior to expiration of any 12 month period after the Primary Term.

1.2       Employment.  CGTC hereby agrees to employ Employee as President of Strategic Operations and as Chief Financial Officer with responsibility for corporate finances, business development, and operations of designated divisions and such other duties and responsibilities as may be assigned by the Chairman of the Board of Directors (the AChairman@) of CGTC.  During the term of employment hereunder, Employee will report to the Chairman and/or to any other individuals designated from time to time by the Chairman.  Employee will devote his full attention and expend his best efforts, energies and skills on an exclusive and full-time basis, to the business of CGTC.  Employee shall devote such of his working hours, attention and energy to the business of CGTC in order to perform the duties as may be assigned or delegated to him by the Chairman and shall not during the term of his employment hereunder be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity materially interferes with Employee=s duties and responsibilities set forth herein as determined in the sole discretion of CGTC.  The expenditure of reasonable amounts of time for personal or outside business (such as passive or personal investments) shall not be deemed a violation of this Agreement.  Employee shall not without the prior written consent of the Chairman:

(a)        incur, on behalf of CGTC, any capital expenditure in excess of such sum as may be authorized from time to time by resolution of the Board of Directors;

(b)        enter into, on behalf of CGTC, any commitment, contract or arrangement otherwise than in the normal course of business and in no event, enter into any contract or arrangement outside the scope of his normal duties or of an unusual , onerous or long term nature; or

(c)        hire or engage any person on behalf of CGTC for remuneration in excess of $100,000 per annum or the termination of whose employment will require more than one month=s notice.

1.3       Place of Employment.  The Employee=s principal place of employment shall be in San Antonio, Texas, but Employee will be required to travel throughout the world as required by business.

                                                                       Article 2

                                                       Compensation and Benefits

2.1       Compensation.  As compensation for Employee=s services during the primary Term and for the covenants contained herein, Employee shall be paid a base salary of $306,630 per year, payable on CGTC=s regular pay days and in accordance with its payroll practices.  Employee shall be eligible for annual salary increases in accordance with the policies and procedures of CGTC.  CGTC shall be entitled at any time during the term of this Agreement and upon termination, to deduct from such compensation any sum due from the Employee to CGTC, including without limitation outstanding loans, advances, damage to or loss of property of CGTC caused by the Employee, and any other sums owed.

2.2       Bonus.  Employee can also earn an annual bonus, based on a percentage of current salary.  If a bonus is paid, it will be based on the three levels of performance - minimum (30%), par (60%), and outstanding (90%) - as determined by the CGTC Board of Directors. In the event CGTC terminates Employee without cause pursuant to Section 4.1 (a) Employee will be entitled to his annual bonus for that year on a pro-rata basis for the period worked during the year.

2.3       Fringe Benefits.  Employee shall be eligible to participate in any and all benefit plans which CGTC may from time to time adopt and generally make available to employees of CGTC, including without limitation:

(a)        401(k), medical, dental, life and disability insurance and other similar plans and programs that are generally provided by CGTC to its employees, in each case in accordance with the terms and subject to the conditions of such plans and programs as in effect from time to time hereafter (including deduction by the company from compensation of such amounts as may be necessary for the maintenance of such coverage);

(b)        Paid vacation and holidays as generally provided by CGTC to its employees in accordance with CGTC policy generally applicable to its employees as in effect from time to time hereafter.  Employee may receive a payment in lieu of any vacation leave not taken.

2.4       Transportation.  Employee=s transportation shall be provided by CGTC, including the use of a company vehicle similar to that provided in the past.

2.5       Reimbursement of Expenses.  Except as otherwise provided herein, Employee shall be reimbursed for all authorized and reasonable and proper business expenses incurred by him in performing his duties hereunder, provided that Employee presents appropriate evidence of such expenditures as may be requested in the normal course of business.

                                                                       Article 3

                                                          Covenants of Employee

3.1       Definitions.  The following words and expressions shall have the following meanings:

(a) AThe Business.@  The term the ABusiness@shall mean the business related to gas turbine engines, repair of jet engine component parts, and the manufacture of jet engine parts and coatings, carried on by CGTC, its subsidiaries, or affiliates in any part of the world.

(b) AIntellectual Property.@  The term AIntellectual Property@shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights,  designs, inventions (whether or not patented), DER procedures, blueprints, and other intellectual property rights or other work product that is created in connection with the Employee=s employment hereunder. In addition, all rights in any preexisting intellectual property provided to CGTC during the course of Employee=s employment or engagement shall automatically become part of the Intellectual Property hereunder, whether or not it arises specifically out of Employee=s employment.

(c) ATrade Secrets.@  The term Atrade secrets@shall mean all overhaul, repair, and testing  procedures, reporting procedures and forms, test results, blueprints, drawings, price lists, supplier sources and prices, employee compensation, sales data, sales agents, business plans and market research, and customer prices.

3.2       Protection of Information and Non-solicitation.  Employee hereby covenants and agrees as follows:

  (a)       At any time following execution of this Agreement, Employee shall not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of CGTC during the course of Employee=s employment or after receipt of the prior written consent of CGTC, any confidential information or other trade secrets of CGTC or Affiliates including, but not limited to, customer names and lists, contracts, products, plans, records, financial statements, cost reports, and other financial information; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements thereto (collectively, the AConfidential Information@).  The obligation not to use or disclose any of the Confidential Information shall apply at all times following the termination of the employment of Employee, except as to any information that was in the possession of Employee prior to his employment with CGTC or to any information that is or becomes public knowledge through no fault of Employee, and that may be utilized by the public without any direct or indirect obligation to CGTC, but the termination of the obligation for non-use or non-disclosure by reason of such information becoming public shall only be from the date such information becomes public knowledge.  That which CGTC asserts to be confidential information is presumed not to be generally known.

(b)        All files, records, recordings, tapes, documents, customer names and lists, contracts, products, equipment and similar items relating to the Business of CGTC and/or its Affiliates, whether prepared by the Employee or otherwise coming into his possession, shall be the exclusive property of CGTC, its subsidiaries, and its Affiliates and shall not be removed from the premises of CGTC, its subsidiaries, and its Affiliates without the written consent of CGTC, its subsidiaries, or its Affiliates, as applicable.

(c)        Upon termination of the Employee's employment under this Agreement for any reason, Employee shall not, either directly or indirectly, either orally or in writing, make known to any person or firm any information pertaining to CGTC, its subsidiaries or Affiliates that is proprietary or confidential to CGTC, its subsidiaries or its Affiliates.

(d)        For the Primary Term and the period during which the Employee is paid separation pay under this Agreement, Employee shall not, either directly or indirectly orally or in writing call on, solicit, or take away, or attempt to call on, solicit, or take away or assist any person to call on solicit, or take away any customer of CGTC, its subsidiaries,   or its Affiliates.

(e)        During the Primary Term of the period of employment and for the period during which the Employee is paid separation pay under this Agreement, Employee shall not hold a position as a director, officer, partner, principal, or hold a direct or indirect ownership in a business or receive any warrants or options to acquire an ownership interest (or other form of profit sharing participation) in a business in direct competition with the Business of CGTC, its subsidiaries, or its Affiliates, either directly or indirectly, without the prior written consent of CGTC.  Employee acknowledges that this restriction is reasonable and necessary for the purpose of protecting the legitimate business of CGTC, its subsidiaries, or its Affiliates.

(f)         The covenants in Section 3.2 shall be construed as an agreement independent of any other provision of this Agreement and, except as otherwise provided herein, any claim or cause of action of Employee against CGTC whether predicated upon this Agreement or otherwise shall not constitute a defense to the enforcement by CGTC of this covenant.  With respect to each and every breach or violation or threatened breach or violation by Employee of any of the covenants set forth herein, CGTC, in addition to all other remedies available at law or in equity, including specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to Employee, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction.  In any action for enforcement of or breach of this Agreement, the prevailing party shall be entitled to recover a reasonable sum for attorneys=fees and costs incurred in such litigation.

(g)        Following termination of employment for any reason, CGTC may notify anyone thereafter employing Employee of the existence and provisions of this Agreement, if CGTC reasonably believes Employee is working for a competitor.

(h)        The obligations set forth in this Section 3.2 shall survive termination of this Agreement, except as provided by Sections 4.3(c),  4.3(d) and 4.3 (e).

3.3       Rights to Intellectual Property.  Employee hereby agrees and covenants as follows:

(a)        If at any time in the course of his employment under this Agreement, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the Business of CGTC, its subsidiaries,  or its Affiliates, full details of the Intellectual Property shall immediately be communicated by him to CGTC and shall be the absolute property of CGTC.  At the request and expense of CGTC, the Employee shall give and supply all such information, data, drawings and assistance as may be requisite to enable CGTC to exploit the Intellectual Property to the best advantage.  If so requested, the Employee will, at CGTC=s expense but without receiving payment, execute all documents and do all things necessary to vest the title to the invention, design or discovery in CGTC.  The Employee irrevocably appoints CGTC to be his attorney and in his name and on his behalf to execute any documents and generally to act and to use his name for the purpose of giving to CGTC (or its nominee) to the full benefit of the provisions of this Section 3.3.

(b)        If the Employee makes or discovers or participates in the making or discovery of any Intellectual Property during his employment under this Agreement, but which is not the property of CGTC under this Section 3.3, CGTC shall have the right to acquire for itself or its nominee the Employee=s rights in the Intellectual Property within three months after disclosure pursuant to Section 3.3(a) on fair and reasonable terms to be agreed upon by the parties or settled by an arbitrator should the parties be unable to agree.

(c)        The Employee waives all of his  rights in relation to the Intellectual Property which is the property of CGTC pursuant to Article 3.

(d)        The rights and obligations under this Section 3.3 shall continue in force after termination of this Agreement and shall be binding upon his representatives.

(e)        All expenses incident to any action required by CGTC or taken on its behalf pursuant to the provisions of this section shall be borne by CGTC, including, without limitation, a reasonable payment for Employee=s time and expenses involved in case his is not then in its employ.

3.4       Protection of Intellectual Property.  During the course of his employment by CGTC, Employee may acquire information regarding the trade secrets of CGTC, its subsidiaries,  and its Affiliates.  These trade secrets include business and technical information, whatever its nature and form and whether obtained orally, by observations, from written materials or otherwise, as for example: devices, formulas and compositions of materials and processes relating to the manufacture of CGTC=s products; designs, drawings, specifications and blueprints of machinery and equipment; lists of CGTC=s customers, suppliers, employees and their salaries; compositions of materials and methods of manufacture of products under development; information on markets; and business procedures, costs, contracts, proposals and other information relating to CGTC=s business.  CGTC has acquired these trade secrets at great expense and for commercial advantage and, therefore, is entitled to prevent the use or disclosure of any part of it by or to unauthorized persons.

                                                                       Article 4

                                                                    Termination

4.1       Termination.  Notwithstanding any other provisions of this Agreement, this Agreement may be terminated upon the happening of any of the following events:

(a) without cause, by either party, upon 90 days written notice by either party to the other party, at any time after expiration of the Primary Term;

(b) immediately upon the death of Employee; or

(c) at CGTC=s option, immediately upon the existence of Acause.@  For purposes of this Agreement the term Acause@shall be defined as:

(i)         an intentional or negligent act having the effect of injuring the reputation or business of the Company (including, without limitations, a violation of the Company=s Code of Ethical Standards and Business Practice), or repeated or continued failure, neglect or refusal, to perform the duties and responsibilities of the position of President, as an employee of CGTC, which failure continues 30 days after receiving written notification of the deficiency;

(ii)        any dishonesty by Employee in his dealings with CGTC, the commission of fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, by Employee, or negligence in the performance of the duties of Employee;

(iii)      the arrest or conviction (or plea of guilty or nolo contendere) of Employee of any felony or other crime involving dishonesty or moral turpitude;

(iv)       any breach or violation of any material provision or covenant or restriction including those contained in Article 3 hereof;

(v)        unlawful use, distribution, sale, or possession of narcotics or other controlled substances, or abuse of alcohol or other drugs;

(vi)       engaging in any conduct which exposes the other party to a lawsuit or threat of suit;

(vii)     for all purposes of this Agreement, termination for Acause@shall be deemed to have occurred in the event of employee=s resignation when, because of existing facts and circumstances, subsequent termination for Acause@can, in the good faith determination by the Board of Directors, reasonably be foreseen.

4.2       Disability.  If, during the term of this Agreement, Employee  becomes disabled or impaired to the extent that he is unable to perform the essential functions of his professional duties, with or without reasonable accommodations, for more than one hundred, eighty (180) days, the compensation and benefits provided herein shall be paid for one hundred, eighty (180) days following commencement of the disabled or impaired condition.  Employee may be terminated if such condition continues for more than one hundred, eighty (180) days.

For purposes of this Agreement, disabled or impaired shall mean any physical or mental condition which causes the Employee to be unable to perform the essential functions of his job with or without a reasonable accommodation.  In determining Employee=s condition, CGTC may rely upon the certification of an independent physician or the Employee's treating doctor, at its option.  Reasonable accommodation, under this Agreement, must be requested by Employee if needed, and all arrangements regarding any accommodation will involve both parties to this Agreement.  Reasonable accommodations will be made, unless undue hardship will result to CGTC.

4.3       Effects of Termination.  Upon termination or expiration for any of the foregoing causes in Sections 4.1, neither party shall have any further obligations hereunder except for the following:

(a)  obligations accruing prior to the date of termination or expiration;

(b)  obligations, promises or covenants contained herein, including those contained in Article 3 hereof, which are expressly made to extend beyond the term of this Agreement, including without limitation, confidentiality of information, protection of intellectual property and Employee=s covenants not to compete [which covenants and agreements shall survive the termination or expiration of this Agreement, except as provided by Section 4.3(d)and 4.3 (e)];

(c)  If this Agreement is terminated by CGTC without cause pursuant to section 4.1(a), or if CGTC elects not to renew pursuant to Section 1.1 AND Employee resigns, Employee shall be paid for the balance of the Primary Term, but not less than 24 months, during which period Employee will be provided medical coverage under the CGTC medical plan.

(d)  If this Agreement is terminated by Employee after the Primary Term,  and Employee has complied with the Notice requirements of Section 4.1(a), other than for reasons pursuant to 4.3 (c), Employee shall receive no separation pay or medical coverage and shall be relieved of the restrictions in Section 3.2 (d) and 3.2 (e).

(e)  If this Agreement is terminated by Employee during the Primary Term due to a material diminution of duties, a requirement that he relocate from San Antonio, or a change of his immediate superior, and Employee has complied with the Notice requirements of Section 4.1(a), Employee shall receive no separation pay or medical coverage and shall be relieved of the restrictions in Sections 3.2(d) and 3.2 (e), provided Employee has given notice of intent to terminate within forty-five (45) days of the occurrence of the event giving rise to the termination.

(f)  If this Agreement is terminated due to Employee=s death, CGTC shall pay the Employee or his estate the compensation due to him under section 2.1 for a period of 90 days following the date of death.

(g)  If this Agreement is terminated under section 4.2, the provisions of section 4.2 govern the effects of termination.

(h)  Payments under this section shall be at the rate (as increased from time to time) specified in section 2.1.

4.4       Employee=s Obligations on Termination.  Upon the termination of this Agreement for any reason or in the event of the Employee serving on CGTC written notice to terminate his employment with CGTC or in the event of CGTC requesting the Employee to cease performing or exercising any or all of his duties pursuant to Section 4.1 upon the existence of Acause@herein:

(a)        The Employee shall at the request of the Board immediately resign all officer and director positions in CGTC, its Subsidiaries, and Affiliates and in the event of his failure to do so any director or the secretary of CGTC is hereby irrevocably authorized in his name and on his behalf to sign and deliver such resignation or resignations to CGTC; and

(b)        the Employee, regardless of the time, manner or cause for termination, shall immediately deliver to CGTC (without retaining any hard copies or computer copies) all records, notes, documents, accounts, letters and papers of every description, and any equipment, such as laptop computers, etc., received by Employee to aid in the performance of the job, within his possession or control and information stored on computer disk relating to the affairs and business of CGTC, its Subsidiaries, and/or its Affiliates, and any other property belonging to CGTC, its Subsidiaries, and its Affiliates.

4.5       CGTC  Obligations on Termination.  In the event that Employee is terminated for any reason other than as provided in Sections 4.1 or 4.2, Employee shall receive Separation Pay in an amount equal to twenty-four (24) months=base salary, at the rate provided in Section 2.1 (as adjusted from time to time) and shall be provided with coverage under the CGTC medical plan for twenty-four (24) months, or until Employee obtains other employment which provides medical coverage, whichever occurs first.  Payment of any Separation Pay under this section and under section 4.3 is subject to the requirement that the Employee executes a full release of all further liability of CGTC, its Subsidiaries, and its Affiliates and complies with the provisions of Article 3 hereof.  Separation Pay shall be payable on regular pay days and not in a lump sum.

                                                                       Article 5.

                                                  Dispute Resolution and Litigation

5.1  Arbitration.CGTC and Employee hereby agree that any and all disputes, controversies or claims arising out of the employment relationship or the commencement and voluntary or involuntary termination of that relationship, whether or not for cause, including but not limited to claims for wrongful discharge and breach of an implied covenant of good faith and fair dealing, including claims based on express or implied contract, claims under Title VII of the Civil Rights Act as amended, including claims of sexual harassment, claims under the Age Discrimination in Employment Act, The Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, and the Employee Retirement Income Security Act, claims of privacy and public policy violations, and all other federal and state laws governing the employment rights, and all common law or statutory tort or contract claims in any way relating to the employment relationship or termination of that relationship, shall be resolved exclusively through final and binding arbitration, by an Arbitrator selected from a list of seven labor arbitrators obtained from the American Academy of Arbitrators.  The Arbitration shall be conducted in San Antonio, Texas.  The parties shall alternately strike names on the list, with the party requesting arbitration striking first. No arbitration may be initiated beyond the applicable statute of limitations on the claim being raised.  The decision of the Arbitrator will be final and binding upon the parties.  Costs of the Arbitrator=s fees and transcripts of the proceedings shall be borne equally by the parties.

Once requested by either Employee or CGTC, the result of the Arbitration shall be final and binding and Arbitration shall be the only method for dispute resolution and both CGTC and Employee, who has chosen to continue to be employed with CGTC waive their rights to bring a lawsuit and to a jury trial, to resolve any dispute between them.

This Arbitration Clause will not preclude CGTC=s right to seek injunctive relief to enforce Article 3 of this Agreement.

5.2       Litigation.       During his employment or thereafter, Employee shall do all things, including the giving of evidence in suits and other proceedings, which CGTC shall deem necessary or proper to obtain, maintain or assert rights accruing to CGTC and in connection with which Employee has knowledge, information or expertise, without regard to whether such rights accrued during Employee=s employment.  Reasonable expenses incurred by Employee in fulfilling the duties set forth in this Section, shall be reimbursed by CGTC to the full extent legally appropriate including, without limitation, a reasonable payment for Employee=s time if the Employment Period has terminated prior to the time Employee renders such assistance, advise and counsel.

                                                                       Article 6

                                                           Continuing Obligations

6.1       Continuing Cooperation.  In the event CGTC is made a party to any grievance, arbitration, lawsuit, or administrative claim regarding any act taken by Employee, or any person under Employee=s control or involving matters of which Employee was knowledgeable during the term of employment with CGTC, Employee agrees to cooperate fully with CGTC in order to resolve such claims, and until such claims are resolved to CGTC=s satisfaction.

6.2       Provision of a Defense.         CGTC agrees that in the event the Employee is threatened with legal action or made a party to any lawsuit involving any matters arising out of the employment with CGTC, provided that the actions upon which the threat or lawsuit is based occurred in the course of employment, CGTC will:

(a)        defend Employee, at CGTC=s election either using counsel of CGTC=s choice (subject to Employee=s approval) or reimbursing Employee for reasonable attorney=s fees and costs that are incurred by Employee in responding to such lawsuits, preparing for and giving testimony, and in defending any such lawsuits, preparing for and giving testimony, and in defending any such lawsuits;

(b)        indemnify Employee for the amount of any judgments which may be entered against Employee.

(c)        In the event that CGTC deems it appropriate that Employee, in such litigation be represented by separate counsel, hired by Employee, Employee shall provide CGTC with copies of any retainer agreements with attorneys and with copies of any judgments entered against Employee and CGTC shall reimburse Employee for the amounts due within thirty days of receipt of such documentation.

                                                                       Article 7

                                                      Miscellaneous

7.1       Notices.  Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and  shall be deemed received (a) if given by facsimile transmission, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails, and (c) if given by Federal Express service, when received or personally delivered.  The mailing address and facsimile number of each of the parties shall be the last address or facsimile address used by the party prior to the Notice, unless another address has been provided in writing.

7.2       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

7.3       Successors and Assigns.  This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of CGTC, its Subsidiaries, and its Affiliates and the Employee, and their respective legal representatives, heirs, successors and assigns.

7.4       Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable law, ordinances, rules and regulations of the State of Texas.  If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

7.5       Representations and Warranties by Employee.  The Employee represents and warrants that the execution and delivery by the Employee of this Agreement and the performance by Employee of his obligations hereunder will not violate, conflict with or result in the breach of or a default under any agreement to which the Employee is a party or by which Employee is bound.

7.6       Waiver and Amendments.  This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto.  The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall it  preclude any other or further exercise thereof or the exercise of any other right or remedy.  All right and remedies hereunder are cumulative and are in good addition to all other rights and remedies provided by law, agreement or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth opposite their signatures below.

EMPLOYER:

Chromalloy Gas Turbine Corporation

Dated:  ______________________                            By:__________________________________

EMPLOYEE:

Dated:  ______________________                            ____________________________________

Ken Binder